UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 28, 2008

Date of report (Date of earliest event reported)

NEW ULM TELECOM, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-3024	41-0440990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 North Minnesota Street

New Ulm, MN 56073

(Address of principal executive offices, including zip code)

(507) 354-4111

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On October 28, 2008, the New Ulm Telecom, Inc. (“New Ulm”) Board of Directors approved a Board of Directors Separation Compensation Policy. The Policy reads as follows:

A director who serves at least three full terms (nine years) is entitled to receive as compensation three times the Board of Directors’ annual retainer that is in effect at the time of separation from the Board of Directors. A director who serves full terms beyond the initial three terms is entitled to receive additional compensation of one-half times the annual Board of Directors’ retainer in effect at the time of separation for each additional full term served, not to exceed three additional terms. Separation shall include retirement, resignation, death, disability, or change of corporate ownership. This compensation shall be paid within sixty days of the director’s separation from the Board or at a time acceptable to both the Company and the separated director.

The Board of Directors reserves the right at any time to amend, modify or eliminate any part or all of this separation compensation policy.

The New Policy replaces the Company's previous director retirement policy, which provided that each director would receive $1,000 for each year of service to the Board with a maximum of $20,000 per director. As of September 30, 2008, the Company’s future obligations under the previous policy were $91,000, while the Company’s future obligations under the New Policy at October 28, 2008 are $310,800. The Company developed the New Policy with the assistance of an outside consultant in an effort to remain competitive in attracting and retaining quality outside Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2008	New Ulm Telecom, Inc.

	By:	/s/Nancy Blankenhagen
Nancy Blankenhagen
	Its:	Chief Financial Officer